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                                                                   EXHIBIT 5.1

                   [LETTERHEAD OF MORRISON & FOERSTER LLP]

                              October 22, 1999


CyberSource Corporation
550 South Winchester Blvd., Suite 301
San Jose, CA 95128
Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 No. 333-89337 initially filed by CyberSource Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on October 19, 1999 and Amendment No. 1 thereto filed on October 22, 1999 (collectively the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 3,622,500 shares of the Company's common stock, $.001 par value (the "Stock"), being offered by the Company and certain selling stockholders specified therein (the "Selling Stockholders").

     As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the sale by Company and the Selling Stockholders of up to 3,622,500 shares of Stock.

     It is our opinion that the 3,622,500 shares of Stock that may be sold are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                Very truly yours,

                                /s/ Morrison & Foerster